Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

2Q2009 RESULTS

UPDATES FULL YEAR GUIDANCE

MOVIPREP Prescriptions Increase 81% Year-over-Year

XIFAXAN Prescriptions Increase 13% Year-over-Year

METOZOLV FDA Action Date September 11, 2009

Rifaximin NDA for Hepatic Encephalopathy Submitted June 24, 2009

Rifaximin IBS Phase 3 Results Expected late Q3/early Q4

RALEIGH, NC, August 10, 2009 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the second quarter ended June 30, 2009.

Total product revenue was $52.2 million for the second quarter of 2009, compared to $41.1 million for the second quarter of 2008. Total product revenue for the first six months of 2009 was $97.0 million compared to $75.3 million for the first six months of 2008. XIFAXAN® revenue for the second quarter of 2009 was $26.3 million, a 46% increase compared to the second quarter of 2008. XIFAXAN revenue for the first six months of 2009 was $50.4 million compared to $34.8 million for the first six months of 2008. MOVIPREP®, OSMOPREP® and VISICOL®, which comprise our bowel cleansing product line, generated revenue of $16.5 million for the second quarter of 2009, compared to $15.7 million for the second quarter of 2008. Total product revenue for our bowel cleansing product line was $29.2 million for the first six months of 2009 and $26.0 million for the first six months of 2008.

Total cost of products sold was $11.4 million for the second quarter and $21.3 million for the first six months of 2009. Gross margin on total product revenue was 78.1% for the second quarter of 2009 compared to 82.7% for the second quarter of 2008 and 78.0% for the first six months of 2009, compared to 80.9% the first six months of 2008. The lower gross margins for 2009 relative to the comparable periods for 2008 were due to a change in the product revenue mix. We expect gross margins for the year ending December 31, 2009 to be 79% to 80%. Research and development expenses were $22.8 million for the second quarter of 2009 and $42.9 million for the first six months of 2009, compared to $15.4 million and $41.3 million, respectively for the prior year periods. Selling, general and administrative expenses were $29.0 million for the second quarter of 2009 and $54.0 million for the first six months of 2009, compared to $23.0 million for the second quarter of 2008 and $44.1 million for the first six months of 2008. The Company reported a net loss of $15.3 million, or $0.32 per share, fully diluted, for the second quarter of 2009.

Cash and cash equivalents were $86.0 million on June 30, 2009.

Commenting on the performance of the Company, Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “We continue to be extremely pleased with the ongoing robust growth of XIFAXAN, our most compelling long-term opportunity, as well as our bowel cleansing franchise. Combined product revenue from XIFAXAN and our bowel cleansing products achieved year-over-year growth of 27% for the second quarter of 2009. We believe we are positioned to continue to build our business and to deliver year-over-year increases in product revenue by: 1) growing our currently marketed products, 2) securing the approval of additional products and additional indications for rifaximin and 3) expanding our portfolio of products via development activities, licensing and acquisitions.

“Previously we stated that we would update 2009 revenue and loss per share guidance if and when METOZOLV™ ODT is approved and launched to physicians. Based on the facts and circumstances associated with the anticipated launch of METOZOLV ODT we currently intend to recognize METOZOLV ODT revenue based on prescription pull-through rather than product shipment or sell-in to wholesalers. Based on a pull-through methodology for METOZOLV ODT, 2009 total Company product revenue should be approximately $230 million, representing 29% growth over 2008 revenue, and we should recognize a loss of approximately $0.90 per share, fully diluted, for the year ending December 31, 2009. If the facts and circumstances change, we might recognize METOZOLV ODT revenue based on product shipment to wholesalers. Based on a sell-in methodology for METOZOLV ODT, 2009 total Company product revenue could be approximately $240 million, representing 34% growth over 2008 revenue, and we could recognize a loss of approximately $0.70 per share, fully diluted, for the year ending December 31, 2009.

“The current annualized run rates, based on dollarizing the latest prescription data for XIFAXAN, our bowel cleansing product line and our “other products” category are approximately $108 million, $80 million, and $34 million, respectively. Additionally, we previously stated that research and development expenses and selling, general and administrative expenses for 2009 should be approximately $99 million and $111 million, respectively. We now anticipate that R&D and S,G&A expenses for 2009 should be approximately $93 million and $120 million, respectively. The updated 2009 selling, general and administrative guidance includes anticipated METOZOLV ODT launch expenses primarily associated with the hiring of a second sales force comprised of 64 sales representatives.

“The continuing growth of our business and broadening of our product portfolio necessitates the expansion of our sales effort. During the remainder of 2009 we will be hiring, training and launching the second sales force comprised of 64 sales representatives. In the short term the added impact of this second sales force, combined with the ongoing efforts of our existing 96-member sales force, should serve to increase the share of voice we will be able to capture in the ulcerative colitis market and increase our ability to gain share in the bowel cleansing market. Then, as METOZOLV ODT and other products and/or indications are approved, the combined efforts of the two sales forces should generate increased product revenue.

“For the third quarter of 2009 we anticipate total Company product revenue will be approximately $60 million and should generate a loss of approximately $0.30 per share, fully diluted.”

Carolyn Logan, President and Chief Executive Officer, stated, “XIFAXAN prescription demand and sales continued to increase during the second quarter of 2009, as they have every quarter since the product was launched in 2004. We look forward to expanding the label and use of this non-absorbed, gut-selective antibiotic in the U.S. market potentially beyond the treatment of travelers’ diarrhea to bring relief to patients suffering from other bacterial complications of the gut.

“The bowel cleansing market represents a dynamic and growing opportunity for Salix. For the second quarter of 2009 prescription demand for our bowel cleansing franchise increased 17% year-over-year. MOVIPREP prescriptions increased 81% year-over-year, while OSMOPREP prescriptions for the comparable period decreased 41%.

“The March 2009 introduction of APRISO, our once-a-day therapy for ulcerative colitis, combined with the introduction of a competitive once-a-day product in 2007, should transition the ulcerative colitis market from a multi-dose per day market to a once-a-day market. During APRISO’s first six months on the market, it continues to make progress with respect to increasing share of new prescriptions and share of new physician prescribers. We believe APRISO, with its unique Intellicor™ delivery system, should position Salix to compete very effectively in the evolving ulcerative colitis market in the months and years to come. We continue to believe peak year sales of APRISO should exceed $100 million.

“As previously announced, positive results of our Phase 3 study of the use of rifaximin in the treatment of hepatic encephalopathy (HE) were presented at the annual meeting of Digestive Disease Week on May 30 to June 4, 2009. The 299-patient, multinational, randomized, double-blind, placebo-controlled trial, was designed to assess the long-term (six months) efficacy, safety and tolerability of rifaximin in maintaining remission compared to placebo among patients with a history of HE. These new data demonstrated that rifaximin significantly reduced the risk of HE-related hospitalizations in patients with previous episodes of HE and showed a highly significant reduction in the risk of breakthrough HE during the six month study. One analysis showed that rifaximin significantly reduced the risk of HE-related hospitalizations compared to placebo (50% risk reduction, p=0.01) during the six month treatment period. A second analysis showed that rifaximin treatment after adjusting for significant prognostic factors (such as age, duration of current verified remission, number of prior HE episodes and model for end-stage liver disease [MELD] – that can contribute to breakthrough HE) resulted in a 60% risk reduction demonstrating a highly significant protective effect (p<0.0001) in preventing HE breakthrough. We are extremely pleased with the results of our pivotal study and are encouraged with the level of interest generated by these data.

“We submitted the hepatic encephalopathy NDA to the U. S. Food and Drug Administration (FDA) on June 24, 2009. Rifaximin has been granted orphan drug designation by the FDA for use in hepatic encephalopathy. We believe that this designation will provide seven years of marketing exclusivity in the United States if rifaximin gains approval from the FDA for HE.

“Currently we estimate the U.S. commercial opportunity represented by the HE market is approximately $600 million. Hepatic encephalopathy occurs frequently in patients with cirrhosis as a result of their end-stage liver disease. Typically the cirrhosis is caused by a number of factors such as alcohol and/or drug abuse, chronic viral hepatitis and autoimmune disease. Cirrhosis is a leading cause of death in the United States. The number of cases of liver disease in the United States and around the world is rapidly increasing with more than 7 million people in the United States being diagnosed with chronic liver disease. There are reported to be more than 100,000 patients in the United States with overt HE.

“With respect to our development program for rifaximin in the treatment of irritable bowel disease, we completed enrollment well ahead of schedule, in May 2009, and exceeded our patient enrollment quota of 1200 in TARGET 1 and TARGET 2, our two 600-patient studies to assess the efficacy, safety and tolerability of rifaximin 550 mg, dosed three times daily, in the treatment of patients with non-constipation irritable bowel syndrome. Currently, we expect top-line data should be available late third quarter or early fourth quarter of 2009, and we are targeting to submit the non C-IBS NDA during the first half of 2010. Once the data are made public, assuming a positive outcome, we intend to begin the process of identifying a commercial partner to promote rifaximin to primary care physicians for the treatment of non C-IBS, if and when approved.

“Irritable bowel syndrome is among one of the most common chronic medical conditions and affects approximately 15% of adults in the United States. Currently we estimate the U.S. commercial opportunity represented by the non-C IBS market is approximately $2.2 billion.

“The FDA review of METOZOLV ODT progressed during the second quarter of 2009. The FDA accepted Wilmington Pharmaceutical’s complete response for METOZOLV ODT and granted an action date of September 11, 2009.

“Last week Stage 1, the (dose selection stage), of the Phase 3 trial of crofelemer for the treatment of chronic diarrhea in people living with HIV, or HIV-associated diarrhea, was completed. Stage 2 (final stage) is now underway with the objective to determine the proportion of HIV-positive patients experiencing relief of diarrhea with crofelemer compared to placebo. The protocol for this trial has been reviewed and approved by the FDA as a Special Protocol Assessment, or SPA, and has been granted fast track designation.

“Recently the Company entered into an agreement with AstraZeneca to co-promote Nexium® (esomeprazole magnesium) for the treatment of acid reflux disease, which in 2008 had net sales of $3.8 billion in the United States. Beginning August 31, our current 96-member specialty sales force will begin calling on targeted gastroenterologists to promote Nexium for six months. This co-promotion should provide an opportunity for our current sales force to gain better access with certain physicians and to develop expertise in a new disease state, as well as generating a small amount of additional revenue.

“We look forward to continued growth and expansion during 2009 and beyond. We plan to continue to execute our business strategy by in-licensing late-stage and marketed products, developing the products in our pipeline and ensuring that our marketed products are provided with the attention and support required to achieve success.”

The Company will host a conference call at 5:00 p.m. ET, on Monday, August 10, 2009. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (888) 510-1783 (U.S. and Canada) or (719) 457-2621 (international.) The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 5354538.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg, OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. METOZOLV™ ODT (metoclopramide), crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

TABLE FOLLOWS

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Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our need to return to profitability; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; market acceptance for approved products; generic and other competition; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; revenue recognition and other critical accounting policies and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2009 (unaudited)	June 30, 2008 (unaudited)	June 30, 2009 (unaudited)	June 30, 2008 (unaudited)
Revenues:
Net product revenues	$52,234	$41,071	$97,008	$75,325
Revenues from collaborative agreements	—	—	—	—

Total revenues	52,234	41,071	97,008	75,325

Costs and Expenses:
Cost of products sold	11,411	7,114	21,316	14,370
Fees and costs related to license agreements	500	105	500	1,605
Amortization of product rights and intangible assets	2,501	2,271	5,003	4,542
Research and development	22,837	15,358	42,911	41,256
Selling, general and administrative	28,995	22,967	54,010	44,144

Total costs and expenses	66,244	47,815	123,740	105,917

Income (loss) from operations	(14,010)	(6,744)	(26,732)	(30,592)
Interest and other income, net	(1,354)	149	(2,645)	610

Income (loss) before provision for income tax	(15,364)	(6,595)	(29,377)	(29,982)
Provision for income tax	47	(494)	94	(1,104)

Net income (loss)	$(15,317)	$(7,089)	$(29,283)	$(31,086)

Net income (loss) per share, basic	$(0.32)	$(0.15)	$(0.61)	$(0.65)

Net income (loss) per share, diluted	$(0.32)	$(0.15)	$(0.61)	$(0.65)

Weighted average shares outstanding, basic	48,240	47,763	48,175	47,743

Weighted average shares outstanding, diluted	48,240	47,763	48,175	47,743

Salix Pharmaceuticals, Ltd. Condensed Consolidated Balance Sheets (In thousands)
	June 30, 2009 (unaudited)	December 31, 2008 (audited)
Assets
Cash and cash equivalents	$86,049	$120,153
Accounts receivable, net	53,366	40,461
Inventory, net	19,605	17,311
Other assets	218,025	222,559

Total Assets	$377,045	$400,484

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$137,210	$135,083

Total liabilities	137,210	135,083

Common stock	48	48
Additional paid-in-capital	421,415	417,698
Accumulated deficit	(181,628)	(152,345)

Total stockholders’ equity	239,835	265,401

Total Liabilities and Stockholders’ Equity	$377,045	$400,484